UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2011

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                       Federal                        0-25165                      14-1809721
                                                                   (State or Other Jurisdiction                              (Commission File No.)                            (I.R.S. Employer
                                                                      of Incorporation)                                                                                                         Identification No.)

                                                                                              302 Main Street, Catskill NY                                          12414
                                                                                     (Address of Principal Executive Offices)                                                                  (Zip Code)

                                                                                               Registrant’s telephone number, including area code:     (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02            Results of Operations and Financial Condition.

On January 25, 2011, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the three months and six months ended December 31, 2010 and 2009.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01            Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

               99.1                                          Press release dated January 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  January 27, 2011                                                      By: /s/ Donald E. Gibson
              Donald E. Gibson
              President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE
Date: January 25, 2011
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc.
Reports Record Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – January 25, 2011-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six months and quarter ended December 31, 2010.  Net income for the six months ended December 31, 2010 amounted to $2.7 million or $0.65 per basic share and $0.64 per diluted share as compared to $2.4 million or $0.58 per basic and diluted share for the six months ended December 31, 2009, an increase of $276,000, or 11.5%. Net income for the quarter ended December 31, 2010 amounted to $1.4 million or $0.33 per basic share and $0.32 per diluted share as compared to $1.2 million or $0.29 per basic and diluted share for the quarter ended December 31, 2009, an increase of $136,000, or 11.2%.

Donald E. Gibson, President & CEO, stated, “In light of the difficult general economic conditions, we are obviously pleased to report record earnings for the quarter and fiscal year to date. In addition, we are pleased to report our Germantown branch, which we opened in October, is off to a solid start and exceeding projections.”

The most significant factor contributing to the higher earnings was higher net interest income, which increased to $9.7 million for the six months ended December 31, 2010 as compared to $8.6 million for the six months ended December 31, 2009, an increase of $1.1 million or 12.8%.  Net interest income increased to $4.9 million for the quarter ended December 31, 2010 as compared to $4.3 million for the quarter ended December 31, 2009, an increase of $547,000 or 12.6%.  Net interest rate spread increased 11 basis points to 3.75% for the six months ended December 31, 2010 as compared to 3.64% for the six months ended December 31, 2009.  Net interest rate spread remained constant at 3.65% for the quarters ended December 31, 2010 and 2009.  Net interest margin increased 8 basis points to 3.92% for the six months ended December 31, 2010 as compared to 3.84% for the six months ended December 31, 2009.  Net interest margin decreased 5 basis points to 3.80% for the quarter ended December 31, 2010 as compared to 3.85% for the quarter ended December 31, 2009.  The increase in average balances of loans and securities, along with a decrease in rate paid on deposit accounts, primarily led to an increase in net interest income when comparing the six months and quarters ended December 31, 2010 and 2009.

Management continues to closely monitor asset quality and adjust the level of the allowance for loan losses when necessary.   The provision for loan losses amounted to $836,000 and $677,000 for the six months ended December 31, 2010 and 2009, respectively, an increase of $159,000 or 23.5%.  The provision for loan losses amounted to $483,000 and $429,000 for the quarters ended December 31, 2010 and 2009, respectively, an increase of $54,000, or 12.6%.  The increase in the level of provision was partially a result of the shift to a greater level of commercial loans and an increase in the amount of nonperforming assets.  The commercial real estate and commercial loan portfolio has grown as a percent of total loans from 24.1% at December 31, 2009 to 25.6% at December 31, 2010.   Generally, commercial loans are considered to have greater credit risk, and require a higher level of allowance for loan losses.   Nonperforming assets amounted to $6.2 million and $3.6 million at December 31, 2010 and 2009, respectively, an increase of $2.6 million or 72.2%.  This increase was primarily made up of $1.3 million in residential mortgage loans, $605,000 in commercial real estate loans, and $457,000 in multi-family mortgage loans.  Net charge-offs amounted to $211,000 and $419,000 for the six months ended December 31, 2010 and 2009, respectively.  The increase in the level of nonperforming assets reflected the decline in the overall economy. As a result, the level of allowance for loan losses to total loans receivable has been increased to 1.55% as of December 31, 2010 as compared to 1.28% as of December 31, 2009.  At December 31, 2010, nonperforming assets were 1.16% of total assets and nonperforming loans were 2.01% of total loans.   The Company has not been an originator of “no documentation” mortgage loans and the loan portfolio does not include any mortgage loans that the Company classifies as sub-prime.

Noninterest income increased $23,000 and $124,000 when comparing the six months and quarters ended December 31, 2010 and 2009, respectively.  Noninterest income amounted to $2.5 million and $1.4 million for the six months and quarter ended December 31, 2010, respectively. The Company recorded a net gain on sale of investments during the quarter ended December 31, 2010 totaling $212,000 and a net loss on sale of investments during the quarter ended December 31, 2009 totaling $5,000.   Excluding these items, noninterest income decreased $194,000 when comparing the six months ended December 31, 2010 and 2009, and $93,000 when comparing the quarters ended December 31, 2010 and 2009. These decreases were primarily the result of lower service charges on deposit accounts, primarily NSF fees, which decreased $333,000 and $152,000 for the six months and quarters ended December 31, 2010 and 2009, respectively.  Debit card fees increased $92,000 and $43,000 when comparing the six months and quarters ended December 31, 2010 and 2009 as a result of a higher volume of transactions due to growth in the number of checking accounts with debit cards.

Noninterest expense increased $560,000 or 8.4% to $7.2 million for the six months ended December 31, 2010 as compared to $6.7 million for the six months ended December 31, 2009.  Noninterest expense increased $414,000 or 12.5% to $3.7 million for the quarter ended December 31, 2010 as compared to $3.3 million for the quarter ended December 31, 2009. The increases for both the six months and the quarter ended December 31, 2010 were primarily the result of an increase in salaries and benefits as well as higher advertising and promotional expenses due to the opening of the new Germantown branch in October 2010.

Total assets grew $36.1 million or 7.3% to $531.4 million at December 31, 2010 as compared to $495.3 million at June 30, 2010.  Securities classified as both available for sale and held to maturity increased $14.8 million to $182.1 million at December 31, 2010 as compared to $167.3 million at June 30, 2010.  Net loans increased $583,000 or 0.2% to $296.2 million at December 31, 2010 as compared to $295.6 million at June 30, 2010.  Funding the growth in assets in the six months ended December 31, 2010 were increased deposits of $44.2 million to $465.9 million.  The growth in deposits also was utilized to reduce short-term borrowings, which decreased $9.1 million when comparing December 31, 2010 and June 30, 2010.  Total shareholders’ equity amounted to $45.9 million at December 31, 2010, or 8.6% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Six		At or for the Three
	Months Ended December 31,		Months Ended December 31,
	2010	2009	2010	2009
Dollars In thousands, except share and per share data
Interest income	$12,042	$11,386	$6,066	$5,730
Interest expense	2,350	2,799	1,171	1,382
Net interest income	9,692	8,587	4,895	4,348
Provision for loan losses	836	677	483	429
Noninterest income	2,461	2,438	1,361	1,237
Noninterest expense	7,245	6,685	3,717	3,303
Income before taxes	4,072	3,663	2,056	1,853
Tax provision	1,396	1,263	704	637
Net Income	$2,676	$2,400	$1,352	$1,216

Basic EPS	$0.65	$0.58	$0.33	$0.29
Weighted average shares outstanding	4,125,619	4,106,704	4,129,939	4,108,097

Diluted EPS	$0.64	$0.58	$0.32	$0.29
Weighted average diluted shares outstanding	4,157,903	4,133,758	4,163,333	4,134,732

Dividends declared per share 2	$0.550	$0.340	$0.375	$0.170

Selected Financial Ratios
Return on average assets	1.04%	1.02%	1.01%	1.03%
Return on average equity	11.76%	11.59%	11.79%	11.56%
Net interest rate spread	3.75%	3.64%	3.65%	3.65%
Net interest margin	3.92%	3.84%	3.80%	3.85%
Efficiency ratio1	59.61%	60.64%	59.41%	59.14%
Non-performing assets to total assets	1.16%	0.76%
Non-performing loans to total loans	2.01%	1.27%
Allowance for loan losses to non-performing loans	77.99%	102.57%
Allowance for loan losses to total loans	1.55%	1.28%
Shareholders’ equity to total assets	8.64%	9.01%
Dividend payout ratio2	84.62%	58.62%
Book value per share	$11.10	$10.36

1 Noninterest expense divided by the sum of net interest income and noninterest income.

2 Greene County Bancorp, MHC, the owner of 56.0% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.   Dividends per share for the year and quarter ended December 31, 2010 include a special dividend of $0.20 per share paid on December 15, 2010.

	As of December 31, 2010	As of June 30, 2010
Dollars In thousands, except share data
Assets
Total cash and cash equivalents	$31,036	$9,643
Long term certificate of deposit	---	1,000
Securities- available for sale, at fair value	98,315	89,805
Securities- held to maturity, at amortized cost	83,830	77,520
Federal Home Loan Bank stock, at cost	1,457	1,866

Gross loans receivable	300,361	299,200
Less: Allowance for loan losses	(4,649)	(4,024)
Unearned origination fees and costs, net	453	406
Net loans receivable	296,165	295,582

Premises and equipment	15,347	14,804
Accrued interest receivable	2,633	2,731
Prepaid expenses and other assets	2,373	2,372
Foreclosed assets	200	---
Total Assets	$531,356	$495,323

Liabilities and shareholders’ equity
Noninterest bearing deposits	$46,198	$44,239
Interest bearing deposits	419,656	377,493
Total deposits	465,854	421,732

Borrowings from FHLB, short term	---	9,100
Borrowings from FHLB, long term	17,000	17,000
Accrued expenses and other liabilities	2,590	2,988
Total liabilities	485,444	450,820
Total shareholders’ equity	45,912	44,503
Total liabilities and shareholders’ equity	$531,356	$495,323
Common shares outstanding	4,135,495	4,118,912
Treasury shares	170,175	186,758